Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 25, 2005, except for the effects of the reverse stock split discussed in Note 16, as to which the date is March 10, 2006, relating to the financial statements of Occam Networks, Inc. at December 26, 2004 and for each of the two years in the period ended December 26, 2004, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

Los Angeles, California

May 19, 2006